Exhibit 10.26

NEW VENDOR SET-UP	INFORMATION

Vendor: Please complete Sections 1 - 5 below, and return to the buyer requesting it with all required documentation for account set-up and activation. This information must be returned and processed BEFORE a Purchase Order or Work Order can be issued to your company.

1.	Company Name:	Palmetto Gourmet Foods, Inc

	Company Address:	782 Columbia Highway

City, State, Postal Code:
	Website:	www.palmettogf.com
	Sales Contact Name:	[*****]
	Sales Contact Phone:	[*****]
	Sales Contact Fax:	[*****]
	Sales Contact Email:	[*****]

2.	Payment Remittance Address:	72 Columbia Highway

	City, State, Postal Code:	Saluda, SC, 29138
	Billing Contact Name:	[*****]
	Billing Contact Phone:	[*****]
	Sales Contact Fax:	[*****]
	Billing Contact Email:	[*****]

3.	Bank Name:	TD Bank
	Bank Address:	[*****]
	City, State, Postal Code:	[*****]
	Contact Name:	[*****]
	Phone Number:	[*****]
	Account Number:	[*****]

4.

Items Checklist: ☐ W-9 Form ☐ Resale Certificate ☐ Bank Account Information ☐ Contractor’s License #: ____________ expires ______ ☐ Signed Purchase Order & Work Order Terms & Conditions attached
I certify that the information provided on this form and the attached documentation is true and correct. I further acknowledge that I have read and agree to the Purchase Order and Work Order Terms & Conditions attached herein.

5.
	Signature	Date

TO BE COMPLETED BY BUYER PRIOR TO SUBMITTAL TO ACCOUNTING OFFICE:
Vendor Type:☐ Service/Repairs ☐ Warehouse ☐ DSD
Requested Payment Terms: ____________________________________________	FOR OFFICE USE ONLY:
Statements: ☐ Weekly ☐ Monthly	Vendor ID # ___________ Appvd Terms: UPON RECEIPT Added to A/P: __________ Added to PO System: _____________
Pay off of: ☐ Invoice ☐ Statement

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

TERMS AND CONDITIONS OF PURCHASED PRODUCT

PAQ, Inc., dba Food4Less and Rancho San Miguel Markets

Terms and Conditions. All products or goods (“Goods”) ordered by PAQ, Inc. (“Buyer”) are furnished by Vendor only on the terms and conditions stated in this agreement or in the New Vendor Set-Up Information form as accepted by Buyer. Any terms and conditions proposed in any acceptance by Vendor which add to, vary from, or conflict with the terms and conditions stated herein are hereby objected to. Any such proposed terms shall be void and the terms herein shall constitute the complete and exclusive statement of the terms and conditions of the agreement between the parties and may hereafter be modified only by written instrument executed by both parties.

Acceptance. Vendor shall accept this Terms and Conditions of Purchased Product (these “Terms”) by (a) written acknowledgement delivered to Buyer or (b) commencement of performance by Vendor. Acceptance is limited to the terms and conditions of these Terms.

Prices. Prices for Goods ordered hereunder shall not be higher than those stated on any purchase order, or other order mechanism, unless otherwise agreed to in writing by both parties. Such prices shall include transportation, packaging, insurance, taxes (including without limitation, any sales tax, use tax or similar tax), license fees, customs fees, duties and other related charges. Vendor agrees that any price reduction made with respect to the Goods covered by any order arrangement prior to its placement will be applicable to the Goods. Vendor represents and warrants that the price for the Goods is the lowest price charged by Vendor to any of its customers for similar volumes of similar Goods. If Vendor charges any other customer a lower price, Vendor shall apply that price to all Goods under this Purchased Product. If Vendor fails to meet the lower price, Buyer at its option, may terminate this Purchased Product without liability pursuant to Section 12.

Delivery. Time is of the essence in these Terms and substitutions will not be accepted. The entire Goods must be shipped by the date requested, but it may not be shipped more than one week in advance of the time(s) specified herein without Buyer’s prior written approval. If Vendor’s shipments fail to meet the delivery schedule, Buyer, without limiting any other rights or remedies that it may have in law or in equity, may direct expedited routing of such shipments and any excess costs incurred as a result thereof will be the responsibility of Vendor and shall be debited to Vendor’s account. When more than one shipment is made against any Goods, the invoice and shipping papers accompanying the last shipment must indicate that it is the final shipment. Buyer will not be obligated to accept untimely, excess or under shipments, and such shipments in whole or in part may, at Buyer’s option be returned to Vendor, or held for disposition at Vendor’s expense and risk. Buyer shall not be liable for Vendor’s commitments or production arrangements in excess of the amount or in advance of the time necessary to meet Buyer’s delivery schedule. Unless otherwise expressly agreed by Buyer in writing, all sales and shipments are FOB Buyer’s designated delivery location.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Inspection; Acceptance of Goods. All Goods ordered hereunder will be subject to inspection by Buyer to the extent practicable at all reasonable times and places, including the place of manufacture, and in any event, prior to acceptance. Vendor agrees to permit Buyer access to Vendor’s facilities at all reasonable times for inspection of the Goods by Buyer’s agents or employees and shall provide all facilities and assistance reasonably necessary for such inspection at no additional cost Buyer. Such Goods shall be subject to final inspection and acceptance by Buyer upon delivery to Buyer. It is expressly agreed that inspection and/or payments of invoices prior to delivery shall not constitute final acceptance. If the Goods delivered do not meet the specifications or otherwise do not conform to the requirements of these Goods, Buyer shall have the right to reject such Goods. Goods which have been delivered and rejected in whole or in part may, at Buyer’s option, be returned to Vendor or held for disposition at Vendor’s risk and expense.

Invoices and Payment. Payment for Goods furnished hereunder shall be made in accordance with the New Vendor Set-Up Information Form, unless otherwise agreed to in writing by both parties. Any discount period and net payment period shall be calculated from date of receipt of acceptable goods or acceptable invoice, whichever is received later.

Warranties. Vendor warrants that all Goods furnished hereunder shall (a) conform to applicable specifications, instructions, data and samples, shall be merchantable, of good material and workmanship and free from defects, shall be fit and sufficient for the purposes intended by Buyer and its customers and shall be free from all liens and encumbrances, and (b) with regard to food products be guaranteed, as of the date of such shipment and delivery, for food products other than meat and poultry: (i) to not be adulterated or misbranded with the meaning of the Federal Food, Drug and Cosmetic Act (the “Act”); and (ii) to not be an article which cannot be introduced into interstate commerce under the provisions of Sections 404 and 505 of the Act; for meat and poultry products only; (iii) not to be adulterated or misbranded within the meaning of the Federal Meat Inspection Act and the Poultry Products Inspection Acts; and (iv) is not an article which cannot be introduced into interstate commerce under said Acts; and for all food products; (v) to be fit for human consumption; (vi) to be in compliance with all applicable foreign and United States federal, state and local laws; and for food products imported into the United States; (vii) was produced, stored and handled in facilitates registered with the U.S. Food and Drug Administration and for which notice of importation was provided to the FDA, all as required by the Food Safety Modernization Act (“FSMA”) and the regulations from time to time promulgated thereunder; (viii) are properly labeled as to the content as required by applicable Federal Trade Commission Trade Practice Rules, the Fair Labor Standards Act, the Act, and similar laws, rules and regulations; and (ix) all weight, measures, sizes, legends or descriptions printed, stamped attached or otherwise indicated with regard to the Goods are true and correct, and conform and comply with all laws, rules, regulations, ordinances, codes and/or standards relating to said Goods of federal, state and local governments. The foregoing warranties shall be in addition to all other warranties, express, implied, or statutory. All warranties shall survive acceptance of any payment for any and all Goods ordered pursuant hereto and shall be for the benefit of Buyer and its customers. Vendor agrees to save Buyer, its customers and those for whom Buyer acts as agent in purchasing hereunder, harmless and indemnified from all claims, liability, loss, damage and expense, including reasonable attorneys’ fees, sustained from the breach of any of the guarantees or warranties hereunder.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Advertisement. Vendor shall not in any way advertise or publish the fact that it has furnished, or contracted to furnish, Buyer the Goods herein ordered without the prior written consent of Buyer. Vendor shall not disclose any details in connection with these Terms to any party except as may be otherwise provided.

Risk of Loss. Unless otherwise agreed to in writing by both parties, title to Goods and risk of loss shall pass to Buyer upon delivery of the Goods to Buyer.

Confidentiality. The contents of these Terms and all related commercial information shall be kept secret and confidential by Vendor and will not be divulged by Vendor to any third party otherwise than in connection with these Terms. Unless otherwise agreed in writing, no commercial information disclosed in any manner or at any time by Vendor to Buyer shall be deemed secret or confidential and Vendor shall have no rights against Buyer with respect thereto except such rights as any exist under any applicable patent law.

Termination Upon Default. Buyer may, subject to the provisions of this paragraph set forth below, terminate this Agreement in whole or in part in the event that Vendor fails or refuses to deliver any of the Goods purchased within the time provided, or if it becomes evident that Vendor is not producing or acquiring the Goods in accordance with specifications, or with such diligence as to permit delivery on or before the delivery date. In such event, Buyer shall have all the rights and remedies prescribed by law for Vendor’s breach, in addition to those specifically provided for herein. Acceptance by Buyer of all or any part of the Goods shall not constitute a waiver of any claims which Buyer may have for delays in delivery. In the event Buyer terminates these Terms in whole or in part as provided above, Buyer may procure, upon such terms and in such a manner as Buyer deems appropriate, Goods similar to those so terminated and Vendor shall be liable to Buyer for any excess costs for such similar goods or services. If termination hereunder is only partial, Vendor shall continue the performance of these Terms to the extent not terminated.

Compliance with Laws. Vendor agrees to fully observe and comply with all applicable federal, state and local laws, rules, regulations and Products pertaining to the sale of the Goods ordered, and upon request Vendor shall furnish Buyer certificates of compliance with such laws, rules, regulations and Products.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Indemnification. Vendor agrees to indemnify and hold Buyer, its successors and assigns, customers and users of its products, harmless against all suits at law or in equity and from all damages, claims and demands arising out of the death or injury, to any person or damage to any property alleged to have resulted from the Goods hereby ordered, and, upon the tendering of any suit or claim to Vendor, to defend the same at Vendor’s expense as to all costs, fees, including attorneys’ fees, and damages. The foregoing indemnification shall apply whether Vendor or Buyer defends such suit or claims and whether the death, injury or property damage are caused by the sole or concurrent negligence of Vendor or otherwise. Vendor shall also indemnify and hold Buyer, its successors and assigns, customers and users of its products, harmless against any cost, expenses, including attorney’s fees, losses, damages or liability incurred because of acts or alleged infringement of any patent, copyright, trade secret or trademark arising out of the use or sale by Buyer or use by Buyer’s customers of the Goods. Buyer shall notify Vendor of such claim or demand and shall permit Vendor to participate in the defense thereof at Vendor’s sole cost. If an injunction issues as a result of any such claim, Vendor agrees at its expense to either: (i) procure for Buyer the right to continue using and selling the Goods, (ii) replace them with non-infringing Goods, or (iv) at Buyer’s option refund to Buyer the amount paid. Such indemnification shall not apply where the Goods are manufactured or produced to Buyer’s Product or specifications.

Limitation on Buyer’s Liability - Statute of Limitations. In no event shall Buyer be liable for anticipated profits or for incidental or consequential damages. Buyer’s liability on any claim of any kind for any loss or damage arising out of or in connection with or resulting from this Purchase Product or from the performance or breach thereof shall in no case exceed the price allocable to the Goods which gives rise to the claim. Buyer shall not be liable for penalties of any description. Any action resulting from any breach on the part of Buyer as to the Goods delivered hereunder must be commenced within one year after the cause of action has accrued.

Insurance. Vendor agrees to maintain in effect insurance coverage with reputable insurance companies covering workers’ compensation and employers’ liability, automobile liability, commercial general liability, including product liability and excess liability, all with such limits as are sufficient in Buyer’s reasonable judgment, to protect Vendor and Buyer from the liabilities insured against by such coverages, and, upon request of Buyer, Vendor shall promptly furnish complete certified copies of all of Supplier’s insurance policies, including all endorsements, evidencing such coverages. Vendor’s insurance described herein shall be primary and not contributory with Buyer’s insurance. Vendor shall furnish a certificate evidencing the obligation of its insurance carriers not to cancel or materially amend such policies without thirty (30) days prior written notice to Buyer. In addition, Buyer shall be named as an additional insured with respect to (i) the commercial general liability policy including products liability, using form CG 20 15 Broad Form Vendor’s Endorsement or its equivalent, (ii) the automobile liability policy, and (iii) excess/umbrella liability policies by way of following form provisions or otherwise. All policies shall provide waivers of subrogation in favor of Buyer. The obligation to provide insurance set forth in this paragraph is separate and independent of all other obligations contained in this Purchased Product.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Set off Rights. Buyer shall be entitled at all times to setoff any amount owing at any time from Vendor, or any affiliated company of Vendor, to Buyer, or any of its affiliated companies, against any amount payable any time by Buyer in connection with this Purchased Product. For purposes of this Product “affiliated companies” means any corporation, firm or association which controls, is controlled by or is under common control with Vendor or Buyer, as the case may be.

Waiver and Remedies. No waiver of any breach of these Terms shall be held to be a waiver of any other or subsequent breach. All rights and remedies afforded Buyer in these Terms shall be taken and construed as cumulative.

Assignments. These Terms may not be assigned by Vendor except by the prior written consent of Buyer. Any attempt to assign without such written consent shall be void.

Disputes and Governing Law. All disputes under any contract concerning goods ordered hereunder not otherwise resolved between Buyer and Vendor shall be resolved in a court of competent jurisdiction, in San Joaquin County, State of California, and in no other place, provided that, in Buyer’s sole discretion, such action may be heard in some other place designated by Buyer (if necessary to acquired jurisdiction over third persons), so that the dispute can be resolved in one action. Vendor hereby consents to the jurisdiction of such court and agrees to appear in any such action upon written notice thereof. No action, regardless of form, arising out of, or in any way connected with, any item furnished hereunder may be brought by Vendor more than one (1) year after the cause of action has accrued. These Terms shall be construed under and governed by the laws of the State of California.

Attorney’s Fees. If any legal proceeding is brought for the enforcement of these Terms, or because of an alleged dispute, breach, or default in connection with any of the provisions of this Agreement, the successful and prevailing party shall be entitled to recover reasonable attorney’s fees and other costs incurred in such proceeding and/or incurred in enforcing any judgment granted in such proceeding, in addition to any other relief to which it may be entitled.

Severability. If any part of the terms and conditions stated herein are held void or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remaining parts shall not be affected thereby.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

Entire Agreement. These Terms (and any separate agreement or writing as authorized herein, including the New Vendor Set-Up Information Form) constitutes the entire understanding of the parties with respect to the sale and purchase of Vendor’s Goods and supersedes all prior and/or contemporaneous agreements, representations and warranties pertaining thereto. No modification or waiver of any terms or conditions hereof shall be of any force of effect unless in writing and signed by the party to be bound thereby.

Signed and Acknowledged:

Vendor _________________________

Agent __________________________

Title ____________ Date __________

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

INSURANCE REQUIREMENT$

OWNER:

PAQ Inc. dba Food 4 Less; dba Rancho San Miguel Markets

[*****]

[*****]

We require the following:

General Liability must be at least $[*****] per occurrence/ $[*****] aggregate.

Auto Liability must be at least $[*****] CSL and cover all owned, non-owned and hired autos.

Workers Compensation Employer’s Liability must be at least $[*****] Waiver of Subrogation may be required for some contracts.

Notice of cancellation must not be less than 30 days.

WORDING AND ENDORSEMENT REQUIREMENTS FOR SUPPLIERS

PAQ Inc., dba: Food 4 Less; dba Rancho San Miguel Markets its owners, officers, agents, suppliers, subcontractors, employees; and property owner are named as Additionally Insured per the attached endorsement form CG 20 15 04 13 or equivalent. This insurance primary and non-contributory to any other insurance.

WORDING AND ENDORSEMENT REQUIREMENTS FOR SERVICE CONTRACTORS:

PAQ Inc., dba: Food 4 Less; dba Rancho San Miguel Markets its owners, officers, agents, suppliers, subcontractors, employees; and property owner are named as Additionally Insured per the attached endorsement form CG 20 10 04 13 or equivalent. This insurance primary and non-contributory to any other insurance. Waiver of Subrogation is applicable where permitted by law regarding Worker’s Compensation.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

POLICY NUMBER:	COMMERCIAL GENERAL LIABILITY CG 20 15 04 13

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

ADDITIONAL INSURED – VENDORS

This endorsement modifies insurance provided under the following:

COMMERCIAL GENERAL LIABILITY COVERAGE PART

PRODUCTS/COMPLETED OPERATIONS LIABILITY COVERAGE PART

SCHEDULE

Name Of Additional Insured Person(s) Or Organization(s) (Vendor)	Your Products

Information required to complete this Schedule, if not shown above, will be shown in the Declarations.

A.	Section II – Who Is An Insured is amended to include as an additional insured any person(s) or organization(s) (referred to throughout this endorsement as vendor) shown in the Schedule, but only with respect to “bodily injury” or “property damage” arising out of “your products” shown in the Schedule which are distributed or sold in the regular course of the vendor’s business.

However:

1.	The insurance afforded to such vendor only applies to the extent permitted by law; and

2.	If coverage provided to the vendor is required by a contract or agreement, the insurance afforded to such vendor will not be broader than that which you are required by the contract or agreement to provide for such vendor.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

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B.	With respect to the insurance afforded to these vendors, the following additional exclusions apply:

1.	The insurance afforded the vendor does not apply to:

a.	“Bodily injury” or “property damage” for which the vendor is obliged to pay damages by reason of the assumption of liability in a contract or agreement. This exclusion does not apply to liability for damages that the vendor would have in the absence of the contract or agreement.

b.	Any express warranty unauthorized by you;

c.	Any physical or chemical change in the product made intentionally by the vendor;

d.	Repackaging, except when unpacked solely for the purpose of inspection, demonstration, testing, or the substitution of parts under instructions from the manufacturer, and then repackaged in the original container;

e.	Any failure to make such inspections, adjustments, tests or servicing as the vendor has agreed to make or normally undertakes to make in the usual course of business, in connection with the distribution or sale of the products;

f.	Demonstration, installation, servicing or repair operations, except such operations performed at the vendor’s premises in connection with the sale of the product;

g.	Products which, after distribution or sale by you, have been labeled or relabeled or used as a container, part or ingredient of any other thing or substance by or for the vendor; or

h.	“Bodily injury” or “property damage” arising out of the sole negligence of the vendor for its own acts or omissions or those of its employees or anyone else acting on its behalf. However, this exclusion does not apply to:

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

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(1)	The exceptions contained in Subparagraphs d. or f.; or

(2)	Such inspections, adjustments, tests or servicing as the vendor has agreed to make or normally undertakes to make in the usual course of business, in connection with the distribution or sale of the products.

2.	This insurance does not apply to any insured person or organization, from whom you have acquired such products, or any ingredient, part or container, entering into, accompanying or containing such products.

C.	With respect to the insurance afforded to these vendors, the following is added to Section III – Limits Of Insurance:

If coverage provided to the vendor is required by a contract or agreement, the most we will pay on behalf of the vendor is the amount of insurance:

1.	Required by the contract or agreement; or

2.	Available under the applicable Limits of Insurance shown in the Declarations;

whichever is less.

This endorsement shall not increase the applicable Limits of Insurance shown in the Declarations.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

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POLICY NUMBER: TBD	COMMERCIAL GENERAL LIABILITY CG 20 10 04 13

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

ADDITIONAL INSURED – OWNERS, LESSEES OR

CONTRACTORS – SCHEDULED PERSON OR

ORGANIZATION

This endorsement modifies insurance provided under the following:

COMMERCIAL GENERAL LIABILITY COVERAGE PART

SCHEDULE

Name Of Additional Insured Person(s) Or Organization(s)	Location(s) Of Covered Operations
[*****]	[*****]
Information required to complete this Schedule, if not shown above, will be shown in the Declarations.

A.	Section II – Who Is An Insured is amended to include as an additional insured the person(s) or organization(s) shown in the Schedule, but only with respect to liability for “bodily injury”, “property damage” or “personal and advertising injury” caused, in whole or in part, by:

1.	Your acts or omissions; or

2.	The acts or omissions of those acting on your behalf;

in the performance of your ongoing operations for the additional insured(s) at the location(s) designated above.

However:

1.	The insurance afforded to such additional insured only applies to the extent permitted by law; and

2.	If coverage provided to the additional insured is required by a contract or agreement, the insurance afforded to such additional insured will not be broader than that which you are required by the contract or agreement to provide for such additional insured.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

1

B.	With respect to the insurance afforded to these additional insureds, the following additional exclusions apply:

This insurance does not apply to “bodily injury” or “property damage” occurring after:

1.	All work, including materials, parts or equipment furnished in connection with such work, on the project (other than service, maintenance or repairs) to be performed by or on behalf of the additional insured(s) at the location of the covered operations has been completed; or

2.	That portion of “your work” out of which the injury or damage arises has been put to its intended use by any person or organization other than another contractor or subcontractor engaged in performing operations for a principal as a part of the same project.

C.	With respect to the insurance afforded to these additional insureds, the following is added to Section III – Limits Of Insurance:

If coverage provided to the additional insured is required by a contract or agreement, the most we will pay on behalf of the additional insured is the amount of insurance:

1.	Required by the contract or agreement; or

2.	Available under the applicable Limits of Insurance shown in the Declarations;

whichever is less.

This endorsement shall not increase the applicable Limits of Insurance shown in the Declarations.

Certain confidential portions of this Exhibit were omitted by means of marking such portions with brackets (“[*****]”) because the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.

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